Syntroleum Corporation
Third Quarter Earnings Conference Call
November 8, 2013

Operator: Good afternoon and welcome to the Syntroleum Corporation Third Quarter Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key, followed by zero. After today’s presentation, there will be an opportunity to ask questions. Please note, this event is being recorded.

I would like now to turn the conference over to Karen Power. Please go ahead.

Karen Power: Thank you for joining us today. Remarks for today’s call will be presented by Karen Power, Senior Vice President, Principle Financial Officer; Syntroleum’s President and Chief Executive Officer, Gary Roth; and Ron Stinebaugh, Senior Vice President, Finance.

Before we begin our remarks, I would like to remind everyone that during this call we will make certain forward-looking statements as well as use historical information. Words such as believe, estimate, expect, intend, plan, anticipate, could, should or suggest, are intended to identify forward-looking statements. Although Syntroleum believes that expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in the forward-looking statements. You are encouraged to refer to our SEC filings, including our most recent Annual Report on Form 10-K, for a full disclosure of these risks and uncertainties.

As we did in our last conference call, we have prepared responses to questions, after which we will open the call up for additional questions.

For the nine months ended September 30, 2013, the Company reported operating losses of $6.2 million, resulting from total revenues of $1.7 million and operating expenses of $7.9 million. Revenues relate to engineering services for process design and research support. For the nine months ended September 30, 2013, we reported earnings from Dynamic Fuels of $2 million. This compares to a loss of $5.7 million for the nine months ended September 30, 2013.

We report Dynamic Fuels on a three month lag, and the income reflected in our income statement from Dynamic Fuels represents the income incurred for the period ended June 30, 2013.

During the nine months ended June 30, 2013, Dynamic Fuels recognized revenues of $26.8 million from the reinstatement of the tax credits for the production of renewable diesel and qualified alternative fuels. Our 10-Q filing includes Dynamic’s financials for their nine months ended June 30, 2013.

For the nine months ended September 30, 2013, we reported income from discontinued operations of $6.4 million related to the sale of our 2 barrel per day pilot plant. Syntroleum’s net loss was $6 million or $0.60 per share for the three months ended September 30, 2013, and net income was $3.7 million or $0.38 per share for the nine months ended September 30, 2013. This compares to a loss of $1 million or $0.11 per share, and net income of $4 million or $0.41 per share for the respective corresponding periods in 2012. As of September 30, 2013, Syntroleum’s cash balance was $16.5 million.

I will now turn the call over to Gary Roth.

Gary Roth: Thank you, Karen. On July 17th, 2013, we announced that our Board of Directors was working with Piper Jaffray & Company to evaluate strategic alternatives related to Syntroleum’s renewable and natural gas-to-liquids businesses. As previously announced, this process was prompted by the receipt of unsolicited offers from third parties with respect with the potential sale of the Company, its assets, its intellectual property, or a combination thereof.

Multiple parties are actively involved in various stages of the process, including parties conducting in-depth due diligence at the Geismar plant and our intellectual property portfolio. There are significant and time-consuming due diligence requirements associated with our intellectual property, which includes 63 Fischer-Tropsch and 30 renewable patents issued from 20 different countries and the U.S. Patent IPR process.

Our patent portfolio includes the areas of synthesis gas production, Fischer-Tropsch synthesis and the hydroprocessing of fuels, lubes and specialty products. This type of due diligence takes a coordinated effort among numerous technical and legal subject matter experts which unfortunately has extended the timeline past our original expectations.

Syntroleum Corporation has been in operation for more than 25 years, and as a result, there are approximately 40,000 pages of documentation uploaded to a secure electronic data room and significant intellectual property that are a part of the due diligence review. All parties involved are making good progress, albeit at a slower pace than we would like to have achieved.

Syntroleum believes it has sufficient cash on hand to see it through the anticipated strategic process. Our cash balance was $16.5 million as of September 30th. In addition, Dynamic Fuels has a cash balance of approximately $2 million and a tax refund of $3.5 million still owed by the U.S. government. The strategic review continues to be a top priority for our Board of Directors and we have spent considerable time and effort over the past three and a half months thoroughly and carefully evaluating options available to enhance shareholder value. With that said, there can be no assurances as to whether any particular strategic alternative for the Company will be recommended by the Board, and if so, upon what terms and conditions.

Turning to the Geismar plant. The facility remains in standby mode ready for operation. As we reported last quarter, while the plant is ready for commercial operations, the Dynamic Fuels’ management committee has not agreed on the terms of the restart. On two occasions, Syntroleum formally requested its partner to agree to restart the plant; however, an article published in the City Wire on August 7th, 2013 stated, and I quote “Tyson Foods CEO Donnie Smith said this week the plant is ready to open, but . . . would not be restarted while Syntroleum is shopping its interest with potential buyers. He said Tyson remains ready to work with Syntroleum or a new partner to get the plant up and running once the co-ownership issues are resolved.”

The business relationship between Tyson Foods and Syntroleum are bound by the terms of the agreement under which Dynamic Fuels was formed and the parties continue to work to the terms of the agreement. As with any joint venture there can be differences in the interpretation of the agreements, the assessment of business risk and the overall operating strategy. Part of the strategic process is working to align parties with the same relevant, strategic and risk priorities.

Dynamic Fuels completed the installation of the new catalyst on June 28th, 2013. The plant was ready to restart immediately afterwards. The new solvent recycle pump is on site ready to be installed. Installation of the new pump is not scheduled at this time.

With respect to the regulatory environment, renewal of the dollar subsidy is unclear, as has generally been the case at this time of the year. The scenario is that the tax extender package from 2013, which includes the dollar, will be rubber stamped for 2014, as has happened in prior years. However, at this point, it is unlikely Congress would take up extenders until some time in the new year, if at all. EPA has indicated that it will alter the 2014 renewable volume obligations contained in RFS2. The biomass-based diesel industry is an RFS2 success story. We suspect the industry will deliver approximately 1.9 billion gallons this year against a 1.28 billion gallon mandate, and we assume that EPA will consider this factor in setting the 2014 mandate.

We have learned that regulatory change is a fact of life in our industry and the well-positioned players, including the Geismar plant are able to manage effectively. We believe the Geismar plant is well positioned to operate in any regulatory scenario because renewable diesel can receive full RIN value and the plant is feedstock flexible.

We calculate current EBITDA margins at approximately $.80 to $.90 per gallon based on processing yellow grease and corn oil feedstocks. Although RIN prices have fallen 75% since July, prices for such feedstock have fallen approximately 30% and are currently about 70% of soy, which has offset RIN price decline.

Turning to other Syntroleum business, during the month of October, we submitted a comprehensive technical and commercial bid packages to a Far East national oil company to provide a Bio-Synfining technology for 120 million gallon per year facility. Our scope of services will include preparation of a process design package, reactor design, catalyst supply and life-of-project support from design through operations. We anticipate technology selection to occur in the first half of 2014.

Our gas-to-liquids initiative remains on track to deliver the GTL business plan in the first half of 2014. We are currently finalizing syngas licensor selection. Syngas production is approximately 50% of the GTL facility cost. This technical evaluation process is fully subscribed by all major technology providers and we were extremely pleased with the depth of the technical and commercial responses. It is important to note that the syngas technology providers see the same favorable commercial environment that we are seeing and committing the necessary resources to GTL project support.

In addition to syngas technology selection, we are finalizing initial capital and operational cost estimates for the upstream and downstream components of the project and are soliciting major equipment quotations including process reactors. We are four months into the business plan effort and to date have validated our major technical and commercial assumptions. Our goals for 2014 are to complete the business plan, develop project organization documents and secure financing leading to construction beginning in 2015.

Our PCM market development strategy continues to evolve based on our market learnings. We are now focused on becoming a renewable raw material PCM supplier to downstream end user markets. The overall global PCM market is estimated to be $460 million in 2013, growing at 20% per year, and expected to reach $1.15 billion by 2018, according to a recently released report by the firm MarketsandMarkets. Organic-based PCM, which is the type of PCM we make, is the largest market segment at about half the market, which is approximately 14 million gallons per year. Price discovery to date indicates that PCM sales were approximately $12 to $14 per gallon. We are currently having technical discussions with several potential clients working to determine the optimum manufacturing and supply chain methodologies protected by our unique PCM patent portfolio.

Since our last conference call, we have received four new patents that reinforce our technology position in the renewable hydrocarbon space. U.S. patent 042 is renewable diesel composition of matter patent and U.S. patent 013 is a renewable naphtha composition of matter patent, which will be issued this coming Tuesday.

Composition of matter patents are the strongest patents available in our industry because regardless of how the patented product is made, production results in infringement. U.S. patent number ‘409 is a method of producing renewable hydrocarbons through a novel feedstock heating method. This patent improves plant reliability and operability.

And finally, U.S. patent ‘390 was a patent claiming use of a broad range of biological feedstocks for the production of chemical precursors converted into plastics and basic chemicals. This patent is applicable for both of our Fischer-Tropsch and our hydroprocessing technologies when utilizing biological feedstocks. This brings our total active and pending patent portfolio to 93 of which 30 are directed to renewable products.

In summary, let me review the key points of our prepared comments today.

Our strategic process remains a priority and we believe we have sufficient cash on hand to finish. We tendered a 120 million gallon per year technical and commercial bid package to a Far East national oil company for our Bio-Synfining technology. The business plan for the GTL project is progressing, and to date, we are validating our major technical and commercial assumptions.

Our PCM business strategy is involved – is evolving to focus on supplying PCM raw materials to end users, and lastly, our patent portfolio continues to grow with the addition of four new patents in the renewable hydrocarbons area.

Thank you for your attendance today. I will now turn the call over to Ron Stinebaugh to give our responses to 16 questions received.

Ron Stinebaugh: Thanks Gary.

Question number one: Is there something materially wrong with the plant that has prevented restart? To-date extensive due diligence by potential parties to the strategic process has not identified any major concerns related to the operability of the plant. The plant remains fully staffed and is prepared for an immediate restart. The plant has produced 67 million gallons of on specification fuels which includes 450,000 gallons of fuels that met the stringent standards of the U.S. military for both marine diesel and jet fuel.

Question two: Can Tyson block a sale of Syntroleum or its interest in Dynamic Fuels? The founding agreements under which Dynamic Fuels was formed provide for the terms under which a member may transfer its interest and the provisions for a change in control of any member. The Dynamic Fuels LLC agreement was published on August 9th, 2007 as exhibits to the June 30, 2007 10-Q. We refer you to Article 9 in this document for the various scenarios for the transfer of a party’s interest.

Question three: What happens if Syntroleum does not fund its cash calls to Dynamic Fuels? The founding agreements under which Dynamic Fuels was formed provide for the terms which govern cash calls and the implications of not funding. We refer you to Article 2 of the Dynamic Fuels LLC agreement for the various scenarios related to member cash calls.

Question four: Have the Dynamic Fuels’ auditors sought to impair the asset? An independent third-party was engaged and no impairment was required.

Questions five: Does your LLC agreement allow licensing of Bio-Synfining? Syntroleum is allowed to license its technology and participate in projects worldwide excluding the United States while owning an interest in Dynamic Fuels.

Question six: Has the leaked EPA report had an impact on the strategic process? While the timing of the EPA report is unfortunate, the fundamental advantage of a renewable diesel facility remain with the drop-in nature of the fuel and its feedstock flexibility.

Question seven: Why haven’t you provided updates on the strategic process? We recognize and appreciate that all of our shareholders would like to be kept abreast of the developments related to the strategic process. However, as with any company involved in a strategic alternatives process non-disclosure agreements are involved which allows for open communication between the parties and therefore we are restricted from providing more specific information at this time. We assure you that as soon as the Board has approved definitive agreements related to a transaction or otherwise deems disclosure appropriate, we will promptly communicate with shareholders.

Question eight: What is your opinion of the time required to settle the Neste lawsuit? The patent and legal proceedings related to Neste have followed procedures and timetables that are well-established by the United States patent office.

Question nine: Have your patent issues with Neste negatively impacted the strategic process? Any time there is litigation between parties, it can create uncertainty. That said, our track record related to Neste has resulted in a ‘stay of all litigation. Active parties to the strategic process have hired IP counsel to not only evaluate our patent portfolio but also the patent situation related to Neste.

Question 10: If the Geismar plant is sold, how will Syntroleum generate cash? Business segments from which we can generate cash include our engineering services, sales of technology and non-fuels related renewable applications including phase change material. We have recently bid a 120 million gallon per year project to a Far East national oil company, which would include technology fees and engineering services. Our GTL initiative if successful, it will also generate engineering services fees from the design of the facility as well as potential license fees from additional parties interested in GTL technology. Finally, our patented PCM products can be produced by contract manufacturers to supply identified markets.

Question 11: If the plant is sold, is there a possibility of a second or third plant? The Master License Agreement between Dynamic Fuels and Syntroleum has a 10-year term and expires June 23rd, 2017, at which point the exclusivity lapses and we can build plants in the United States under our extensive patent portfolio.

Question number 12: If the plant is not sold, when do you plan to restart the plant? Restart requires unanimous consent of the members to the LLC. If the plant is not sold, we will move as aggressively as we can to work with our partner to restart the plant.

Question number 13: Please address cash burn? Syntroleum had a cash balance of $16.5 million at September 30th, 2013. Syntroleum’s spend rate is approximately $1.5 million per quarter excluding funding cash calls to Dynamic Fuels. Dynamic Fuels has a current cash balance of approximately $2 million and it is still awaiting payment from the U.S. government of $3.5 million. Beyond that, Dynamic Fuels requires approximately $2 million per month or $1 million from each partner to maintain its full complement of staff.

Question 14: What is the estimate of 2013 profit if the plant had been running? We estimate that the plant would have generated cash flow of approximately $20 million since July 1st, 2013 through October 2013.

Question 15: What impact will the lapse of a dollar per gallon have on margins? If RIN prices adjust upwards $0.67 to capture the loss value of the dollar, then there would not be a material impact on margins. This value is calculated by dividing the dollar tax credit by 1.5 biodiesel RINs per gallon.

Question 16: If the GTL plant is green lighted, how long to begin production? We expect construction of a GTL plant to take approximately two and a half years from the time a final investment decision is made and notice to proceed has been issued to construction contractors.

And lastly, for your reference, here are the complete patent numbers discussed today. They are U.S. patent numbers 8,558,042, 8,581,013, 8,581,409 and 8,536,390.

That concludes our prepared responses. We will now open up the call to questions.

Operator: We will now begin the question-and-answer session. To ask a question, you may press star, then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

Our first question comes from John Smith of Smith Investments. Please go ahead.

John Smith: Hi, everyone, thank you for the great call today. Thank you for the ongoing openness you’ve showed. I hope that continues in future calls. Just have a few; I have three questions here given that you addressed a lot of questions head on which is great to see. The first (audio interference) obviously you can’t speak to specifics but in terms of the upper bound on the length of the process, you have a couple milestones coming up with the annual meeting and then your next conference call, would you expect resolution of the process around those timeframes or to stretch out beyond that?

Gary Roth: Unfortunately we can’t answer that right now. As we said, due diligence is pretty extensive. I don’t think I can provide a predication about when we’re going to finish up.

John Smith: Okay, that’s fair. Second, in terms of the possible structure of the deal, obviously if the Company itself is sold any return to shareholders? It’s fairly obvious but as assets are sold, if the plant is sold, or IP is sold, how should shareholders expect to realize value from that? Would there be any type of dividend? Do you expect just to see cash on the balance sheet and (inaudible) has been compensated there?

Gary Roth: Well, again, we can’t. I don’t think we’re able today comment on the structure of the trade, that’s part of the ongoing work with Piper Jaffray and the Board.

John Smith: I’m speaking (inaudible) of the trade. I’m speaking if there are proceeds from any possible transaction, how should we as investor expect to realize value from that?

Gary Roth: Well, again, part of the trade can be as whether or not certain compensations are paid out as dividends or not paid out as dividends, whether they’re maintained within the Company. So it will be difficult for us to comment on that today.

John Smith: Okay. We’d appreciate any updates over time (inaudible) addressed. And just the last question, just some housekeeping. I remember there were some tax credit, reimbursement cash that was still coming both to Dynamics Fuels and (inaudible) of the corporation. Has that all come in or can you speak to timeframes if they haven’t?

Gary Roth: I’ll let Karen address that.

Karen Power: On the Syntroleum side, the only amount outstanding is we have $700,000 that the IRS owes us, of the other $9 million we have previously received. Dynamic Fuels has received half of theirs. They’ve received about $3.5 million and they still have $3.5 million outstanding. With the shutdown of the government, we really don’t have any good timeframe as to when those monies might be coming in.

John Smith:	Okay, that makes sense. Thank you everyone.
Gary Roth:	Thank you.

Operator: The next question comes from Luis Navarro, a Private Investor. Please go ahead.

Luis Navarro: Hi, guys. For the business proposal that you submitted to construct the GTL plant with a company in the East, would that be the company that you had previous relationships with either Ivanhoe or Sinopec?

Gary Roth: So, first of all, it was a Bio-Synfining plant that we tendered for and it would be a new client for us.

Luis Navarro: Okay. You can’t—there’s no—any additional information as regards to who received the proposal for constructing the Bio-Synfining plant?

Gary Roth: No, sir. These things typically have a non-disclosure agreements in both directions. So to protect technology and protect the project name. So we’re under NDA with the client.

Luis Navarro: Thank you.

Operator: Again, if you have a question, please press the star, then one.

The next question comes from Jerry McDonald (ph), a Private Investor. Please go ahead.

Jerry McDonald: Yes, I don’t remember what numbered question it was but you said that you could have possibly made $20 million from the Dynamic Fuels plant since July. Now, if that includes July, August, September and October, what do you base that on? (Inaudible) an average production? Or because you’re — I don’t know if your production was ever that high. So my question is, what do you base that $20 million on?

Ron Stinebaugh: This is Ron Stinebaugh. Obviously, we’ll make quite a few assumptions in a calculation like that. We assume low cost feedstock of the type that we mentioned earlier in the call like yellow grease and corn oil. We assume approximately 85% uptime. We assume our new catalyst is installed and operating as we expect and we assume pricing as they occurred. So, we look at pricing as it occurs and we, for both feedstocks and products and we assume the new feedstock pretreatment system is operating as we expect, the new centrifuges, which we expect would increase and improve the operability of the plant.

Jerry McDonald: So, does that mean that you think that you would have been producing 4 million, 5 million, 3.5 million or what’s—what would (cross talking)...

Ron Stinebaugh: Just shy of 5 million (dollars) a month. The number we quoted was July 1st to October 30th.

Jerry McDonald: Right, that’s a four month period. So you think you could have averaged just under 5 million gallons which I mean you’ve never averaged that before but with this new equipment, you’re hoping that’s what you can get. Is that a good a assumption as you put it?

Ron Stinebaugh:	That’s our assumption.
Jerry McDonald:	Okay. Thank you.

Operator: Once again, if you have a question, please press the star, then one on your touchtone phone.

The next question comes from John Smith of Smith Investments. Please go ahead.

John Smith: Hi, everyone, just one more question. Ron, I believe in your prepared Q&A, you referred to the idea that Syntroleum can run at any regulatory environment, whether that’s RIN or whether or not it’s the tax credit. So could you speak to the case where the strategic process does not pan out, when that is concluded without anything being sold? (Inaudible) whatever the regulatory environment is in the case where a) where the tax credit goes away; b) if RINs are below your projection. (Inaudible) saying that a plant will reopen in that case?

Gary Roth: I think we’ve said and if you missed the words ‘any reasonable regulatory environment.’

John Smith: Okay.

Gary Roth: Because we’ve seen prices that have now fallen with RINs and we have an expectations that RINs would increase to offset the dollar, the profitabilities in those environments would have allowed the plant to run against a corn oil, the yellow grease base and that includes existing diesel prices. So a reasonable regulatory environment with current oil prices, reasonable RIN and reasonable yellow grease and corn oil prices relative to soy, we think we can run in those environments, yes.

John Smith: Okay. And just speaking of reasonable areas, so just given everything happening in Congress, the tax credit up in the air, on the RIN front, (audio interference) and reducing (ph) the quotes there. So do you consider that reasonable (audio interference) still for plant reopening or would that open up some new questions on your end?

Gary Roth: We can’t hear you. If you are on a cell phone, you’re cutting out on two thirds of the last question, John.

John Smith: The question was if RINs, the quarter comes down on that front which we have been hearing about, if the tax credit is not renewed, which you still view that as a reasonable environment or would that cause a questioning on your end?

Gary Roth: We don’t know if the tax credit’s coming. We don’t know that—mandated volumes are coming down, we haven’t heard that. They would be the same to up. Whether dollar comes back, who knows, but to maintain profitability at the soy oil level, RINs need to increase to cover the cost of soy.

John Smith: Okay, got it. Thank you.

Operator: The next question comes from George Pelaez (ph) of Boenning (ph). Please go ahead.

George Pelaez: Thank you. One of the verticals is the phase change material and since you really can’t go into depth into the other verticals at the GTL and the Dynamic Fuels plant, can you give us some color in terms of how the phase change material area is developing, the types of industries that you’re addressing and the type of the exchanges you’re having with those particular industry players and when do you think the economy start coming into play where you can start monetizing?

Ron Stinebaugh: This is Ron Stinebaugh responding. The largest segments of—that uses PCM is the building products industry. That industry is more developed in Europe than it is here. There are other types of applications. There are companies that incorporate PCM in the clothing and a lot of number of different temperature type regulating products. And our PCM is—the PCM that we would manufacture is most well-suited for kind of the human comfort temperature regulation area which is where building products exists. As far as companies, we obviously can’t say who we’re talking with but we are having discussions related to how would this product performs with manufacturers of these downstream products, can I get the pilot volumes that would lead to commercial volumes? Those types of discussions are taking place currently.

Operator: The next question comes from Jerry McDonald a Private Investor. Please go ahead.

Jerry McDonald: Okay. Just go back to the RINs, it seems like the RINs are—the prices seem to be higher in the beginning of the year. It seems like towards the end of the year, the RINs as the production reaches, the mandated limits like the last couple of years, it seems like the RINs start dwindling down and going down and down and down. Now if this happens again and RINs like they have in the beginning of the last couple of years, are up high in February, March, April and May, are you going to try your best to get this plant going so you could capitalize on those RIN prices?

Gary Roth: Well, it’s not the RINs, it’s the combination of diesel prices, RIN prices and feedstock prices. So, even though RIN prices have fallen in the near term, feedstock prices have fallen with them. And that was the earlier problem in our business, as RIN prices fell but feedstock did not.

Jerry McDonald: Right.

Gary Roth: In the current, lower RIN environment, feedstock prices have fallen right along with RINs and profitability has fallen off somewhat but not near to the extent...

Jerry McDonald: (Cross talking)

Gary Roth: (Inaudible). So, a simple RIN analysis is the wrong analysis. It is a margin analysis and it consists of diesel price. You know diesel prices move against Brent, right, because we’re big European exporters now. RIN prices, dollar and feedstock.

Jerry McDonald:	Right now, your feedstock is low.
Gary Roth:	As are RINs, so profitability has been maintained.

Jerry McDonald: Correct. But, like I said, it seems like RINs increased in the beginning of the year.

Gary Roth:	Which is true but then feedstock prices improved.
Jerry McDonald:	Then feedstock will increase also.
Gary Roth:	That’s right.

Jerry McDonald: So, it’s kind of a vicious circle I guess is one way to put it.

Gary Roth: You’ve got to manage the business to maintain the margin. It’s not the absolute price of any one item. It’s the margin.

Jerry McDonald:	Right. Okay. Thank you.
Gary Roth:	Thank you.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Karen Power for any closing remarks.

Karen Power: On behalf of the Board of Directors and the employees of Syntroleum, we’d like to thank you all for your participation today. Good afternoon.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.